PURCHASE AND ASSUMPTION AGREEMENT

This Purchase and Assumption Agreement (this “Agreement”) is made and entered into this 23 day of February, 2010, by and between HeritageBank of the South, a Georgia-chartered savings bank (“Purchaser”), and The Park Avenue Bank, a Georgia-chartered commercial bank (“Seller”).

WHEREAS, Seller owns and operates branch facilities located at 301 W. Fourth Street, Adel, Georgia 31620 (“Adel Branch”); 198 East Parker Street, Baxley, Georgia 31513 (“Baxley Branch”); 22 East Jarman Street, Hazlehurst, Georgia 31539 (“Hazlehurst Branch”); 335 South Main Street, Statesboro, Georgia 30459 (“Statesboro Branch 1”); and 726 Northside Drive, Statesboro, Georgia 30458 (“Statesboro Branch 2”) (collectively, the “Branches”); and

WHEREAS, Seller desires to sell and Purchaser agrees to acquire the Branches and, in that regard, Seller desires to sell and Purchaser desires to acquire certain assets relating to the Branches, all as set forth in this Agreement; and

WHEREAS, Seller desires to assign to Purchaser and Purchaser desires to assume from Seller certain liabilities relating to the Branches, all as set forth in this Agreement.

NOW THEREFORE, in consideration of the premises and the mutual promises, Seller and Purchaser agree as follows:

ARTICLE I
PURCHASE AND SALE OF ASSETS AND
ASSIGNMENT AND ASSUMPTION OF LIABILITIES

1.1           Purchase and Sale of Assets.  Upon the terms and subject to the conditions set forth in this Agreement, Seller shall sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase and accept from Seller, the following assets relating to the Branches (the “Assets”):

A.           Personal Property.  The personal property, including furniture, fixtures, equipment and fixed assets contained in and used primarily for the operation of each of the Branches as described in Schedule 1.1A hereto (the “Personal Property”).

B.           Loans.

1.           All whole loans carried on the books and records of the Branches as of the close of business on January 31, 2010, relating to customer relationships at the Branches as listed on Schedule 1.1B.1(a) as prepared and delivered by Seller (the “Existing Loans”), including all related escrow accounts and other obligations and excluding:  (i) loans that are restructured, changed or modified after January 31, 2010, without Purchaser’s written consent; (ii) loans that are in foreclosure or are 30 days or more delinquent as of the third business day prior to the Closing Date (as defined in Section 1.7); and (iii) loans listed on Schedule

1.1B.1(b) (“Excluded Loans”) as prepared and delivered by Purchaser within 15 business days of the date of this Agreement. Schedule 1.1B.1(a) shall provide the following information for each loan: loan number and type, the borrower and outstanding principal balance on January 31, 2010. Schedule 1.1B.1(b) shall identify the Excluded Loans by loan number and borrower. Within five business days of receiving Schedule 1.1B.1(b), Seller shall prepare and provide to Purchaser a revised list of Existing Loans on Schedule 1.1B.1(a) that excludes the Excluded Loans.

2.           All additional loans originated and entered on the books and records of the Branches relating to customer relationships at the Branches from January 31, 2010, to the close of business on the day immediately before the Closing Date, but excluding loans that are 30 days or more delinquent as of the third business day prior to the Closing Date (the “Interim Loans”).

3.           For purposes of this Agreement, the Existing Loans and Interim Loans are collectively referred to as the “Purchased Loans.”  The Purchased Loans, together with interest accrued thereon but unpaid as of the close of business on the day immediately before the Closing Date (the “Accrued Loan Interest”), shall be purchased by Purchaser, subject to the put-back option described in Section 7.5N.  Seller will prepare for Closing Schedule 1.1B.3, which will provide the following information for the Purchased Loans: loan number and type, the borrower, outstanding principal balance and Accrued Loan Interest as of the close of business the day immediately before the Closing Date, which Schedule shall be current and made a part hereof as of the Closing Date.

C.           Real Property.  The real property, and all improvements thereon, owned by Seller on which each of the Branches is located (the “Real Property”), which shall be sold and purchased pursuant to the terms detailed in Section 7.3 and Schedule 1.1C.

D.           Cash on Hand.  The cash on hand maintained at the Branch at the close of business on the day immediately preceding the Closing Date (the “Cash on Hand”).

E.           Records, Etc.  All records, files, books of accounts and other original documents and instruments pertaining to the Assets being transferred and the Assumed Liabilities being assumed, as defined below.

F.           Rights Relating to Assets.  Any statutory or common law right, title and interest in and related to the Assets that Seller may have and assign, including, without limitation, claims, causes of action, rights of recovery or set-offs, and credit of any kind or nature relating to the Assets (the “Rights”).

1.2           Assignment and Assumptions of Liabilities. Upon the terms and subject to the conditions set forth in this Agreement, Seller shall assign to Purchaser, and Purchaser shall accept and assume from Seller, the following liabilities relating to the Branches, which liabilities Purchaser agrees to perform and discharge (the “Assumed Liabilities”), as follows:

A.           Account Liabilities.  All liabilities for payment of non-certificate deposits given an account number maintained at the Branches or assigned to the Branches in the ordinary course pursuant to Seller’s accounting system, including, without limitation, all savings accounts, money market deposit accounts, checking and NOW accounts and IRA savings accounts (except for IRA accounts transferred at the request of a depositor as provided in Section 4.2(A)), in each case as of the close of business on January 31, 2010 (the “Cut-Off Date Accounts”), all of which shall be listed in full on Schedule 1.2A.1 hereto (the “Account Balance”), together with any changes in the Cut-Off Date Accounts and all new non-certificate accounts from January 31, 2010, through the close of business on the day immediately before the Closing Date (the “Interim Accounts”) (the Cut-Off Date Accounts and Interim Accounts, in each case as of the close of business on the day immediately before the Closing Date are hereinafter collectively referred to as the “Accounts” or the “Account Liabilities”), in accordance with the terms of the agreements pertaining to such Accounts, together with interest accrued thereon but unpaid as of the close of business on the day immediately before the Closing Date (the “Accrued Account Interest”).  Said Account Liabilities and Accrued Account Interest shall be specified in Schedule 1.2A.2 to be prepared by Seller and be attached hereto and made a part hereof as of the Closing Date.

B.           Certificate Liabilities.  All liabilities for payment of certificates of deposit, with a maturity of less than 45 days and given an account number maintained at the Branches or assigned to the Branches in the ordinary course pursuant to Seller’s accounting system (except for IRA certificates of deposit transferred at the request of a depositer as provided in Section 4.2(A)), in each case as of the close of business on January 31, 2010 (the “Cut-Off Certificates”), all of which shall be listed in full on Schedule 1.2B.1 hereto (the “Certificate Balance”), together with any changes in the Cut-Off Certificates with a maturity of less than 45 days from the month-end preceding the Closing Date and all new certificate accounts from January 31, 2010, through the close of business on the day immediately before the Closing Date with a maturity of less than 45 days from the month-end preceding the Closing Date (the “Interim Certificates”) (the Cut-Off Date Certificates and Interim Certificates in each case as of the close of business on the day immediately before the Closing Date are hereinafter collectively referred to as the “Certificates” or the “Certificate Liabilities”), in accordance with the terms of the agreements pertaining to such Certificates, together with interest accrued thereon but unpaid as of the close of business on the day immediately before the Closing Date (the “Accrued Certificate Interest”).  Said Certificate Liabilities and Accrued Certificate Interest shall be specified in Schedule 1.2B.2 to be prepared by Seller and be attached hereto and made a part hereof as of the Closing Date.  All liabilities for payment of certificates of deposit given an account number maintained at the Branches or assigned to the Branches in the ordinary course pursuant to Seller’s accounting system that are not Certificate Liabilities or Accrued Certificate Interest shall remain with Seller.

C.           Deposit Liabilities.  The Accounts and the Certificates shall be collectively referred to herein as the “Deposits.”  The Account Liabilities and Certificate Liabilities shall be collectively referred to herein as the “Deposit Liabilities.”  The

Account Balance and Certificate Balance shall be collectively referred to herein as the “Deposit Balance.” The Accrued Account Interest and the Accrued Certificate Interest shall be collectively referred to herein as the “Accrued Deposit Interest.”

D.           Contracts.  All obligations of Seller relating to the period on and after the Closing Date under any and all contracts relating to the operation of the Branches that are assignable by Seller to Purchaser are all listed on Schedule 1.2D to this Agreement (the “Contracts”).

1.3           Purchase Price.  The purchase price to be paid by Purchaser to Seller for the Assets acquired under this Agreement (the “Purchase Price”) shall be equal to the sum of the Book Value of the Personal Property, the Book Value of the Real Property, 99.0% of the unpaid principal owed on the Purchased Loans, the Accrued Loan Interest on the Purchased Loans and the amount of Cash on Hand.  Purchaser also shall assume the Deposit Liabilities, Accrued Deposit Interest and Contracts and shall pay a premium equal to the greater of $900,000 or 1.5% of the Account Liabilities (the “Account Premium”).  For purposes of this Agreement, “Book Value” means the net book value on the books and records of Seller in accordance with GAAP as of the month-end prior to the Closing Date.

1.4           Transfer of Funds.  In connection with the acquisition by Purchaser of the Assets and the assumption by Purchaser of the Assumed Liabilities, Seller shall transfer to Purchaser by wire transfer of immediately available funds on the Closing Date (or the business day immediately before the Closing Date, if the Closing Date occurs on a day when the funds cannot be wired for same day reinvestment) in accordance with Section 1.7 (the “Transfer Payment”) an amount equal to:

A.	the estimated amount of the Deposit Liabilities; plus

B.	the estimated amount of the Accrued Deposit Interest; minus

C.	the Book Value of the Personal Property; minus

D.	the Book Value of the Real Property; minus

E.	99.0% of the estimated unpaid principal amount of the Purchased Loans; minus

F.	the estimated amount of the Accrued Loan Interest; minus

G.	the amount of Cash on Hand; minus

H.	the Account Premium; and plus or minus

I.	the estimated amount of prorations, as provided for in Section 1.6 hereof.

The parties agree that if the sum of subsections A through I is less than zero, Purchaser will transfer to Seller, in accordance with Section 1.7, by wire transfer on the Closing Date (or the business day immediately before the Closing Date, if the Closing Date occurs on a day when funds cannot be wired for same day reinvestment), immediately available funds in the amount by which such sum is less than zero.

Seller shall prepare and deliver to Purchaser on and as of the third business day before the Closing Date a provisional closing statement to be executed by the parties for the calculation for the Transfer Payment on the form in Exhibit 1.

1.5           Adjustment Payment Date.

A.           On the 30th day after the Closing Date or such earlier date as may be agreed to by the parties (the “Adjustment Payment Date”), Seller shall deliver the following documents to Purchaser in order to determine the amount of any necessary adjustment to the Transfer Payment (“Adjusted Payment”):

1.           A statement setting forth (a) the aggregate amount of Account Liabilities and the Accrued Account Interest thereon transferred to and assumed by Purchaser, calculated as of the close of business on the day immediately before the Closing Date; and (b) any corrections to the information contained in Schedule 1.2A.2 delivered to Purchaser on the Closing Date;

2.           A statement setting forth (a) the aggregate amount of Certificate Liabilities and the Accrued Certificate Interest thereon transferred to and assumed by Purchaser, calculated as of the close of business on the day immediately before the Closing Date; and (b) any corrections to the information contained in Schedule 1.2B.2 delivered to Purchaser on the Closing Date;

3.           A statement of the Purchased Loans as of the close of business on the day immediately before the Closing Date, setting forth (a) the aggregate unpaid principal amount of such Purchased Loans and the Accrued Loan Interest and listing, for each such Purchased Loans, the name and address of the borrower, the unpaid principal amount thereof, interest rate thereon and the amount of the Accrued Loan Interest; and (b) any corrections to the information contained in the Schedule 1.1B.3 delivered to Purchaser on the Closing Date;

4.           A statement of the actual proration amounts to be paid in accordance with Section 1.6 hereof as of the start of business on the Closing Date; and

5.           A final closing statement of any other required adjustments to determine the Adjusted Payment for execution by the parties on the form in Exhibit 2.

B.           If the final closing statement requires an Adjusted Payment, Seller or Purchaser, as the case may be, shall make the Adjusted Payment to the other party to correct any discrepancy between the amount of the Transfer Payment paid under Section 1.4 and the amount of the Adjusted Payment determined under this Section 1.5.  Seller shall provide Purchaser with the worksheets it used to calculate the Adjustment Payment. Any Adjustment Payment due to either party on the Adjustment Payment Date pursuant to this provision shall be paid to such party on the Adjustment Payment Date by the other party by wire transfer on the first business day immediately following the execution of the final closing statement by Purchaser and Seller and shall bear interest from and including the Closing Date to the date of payment at the effective federal funds rate as published daily by the Federal Reserve Bank of Atlanta for the dates involved.

1.6           Prorations.  It is the intention of the parties hereto that Seller shall operate for its own account the business being transferred pursuant to this Agreement until the close of business on the day immediately before the Closing Date, and that Purchaser shall operate for its own account the business being transferred pursuant to this Agreement from and after the Closing Date.  Thus, except as otherwise specifically provided in this Agreement, items of income and expense allocable to the Assets and Assumed Liabilities shall be prorated as of the close of business on the day immediately before the Closing Date determined in accordance with GAAP, whether or not such adjustment would normally be made as of such time.  For purposes of this Agreement, items of proration and other adjustments shall include, but not be limited to; (i) personal property and real estate taxes; (ii) FDIC deposit insurance and FICO assessments (prorated in accordance with the number of days elapsed during the quarter in which the Closing Date occurs and taking into account applicable FDIC assessment rates for Purchaser); and (iii) other accrued expenses (including but not limited to those under the Contracts) and prepaid expenses (but only including prepaids that will inure directly to the benefit of Purchaser and excluding all others, such as by way of example, prepaid advertising) for the Branches.  Seller shall deliver to Purchaser a preliminary proration schedule as of the end of the month preceding the Closing Date to enable the parties to agree on the types of prorations to apply at Closing.

1.7           Closing Date: Closing; Real Estate Transfer.  The consummation of the purchase and assumption transactions provided for in this Agreement (the “Closing”), shall occur (i) no later than 15 calendar days after receipt by the parties of all required regulatory approvals and all other approvals required by law or contract for consummation of the transactions provided for herein and lapse of all required waiting periods associated therewith (such date referred to hereinafter as the “Closing Date”), with a target date of May 17, 2010, or (ii) such other date as is mutually agreed upon by the parties hereto. In any event, the Closing Date may be extended to August 31, 2010, if regulatory approvals and waiting periods necessitate.  Delivery of the documents and instruments to be delivered by Seller and Purchaser, payment of the Transfer Payment by Seller or Purchaser, closing of the sale of the Real Property, and other transactions herein contemplated to take place concurrently with such deliveries, assumptions and payments, shall take place on the Closing Date at 8:00 a.m. (local time) at the offices of Seller in the State of Georgia (or at such other time and place as are agreed to by both parties), and all such transactions shall be deemed effective as of the close of business on the day immediately before the Closing Date; provided, however, that any payment to be made by either party to the other by wire transfer of immediately available funds on the Closing Date shall be made by wire transfer initiated prior to 10:00 a.m. (local time) on the Closing Date (or on the business day immediately before the Closing Date, if the Closing Date occurs on a day when funds cannot be wired for same day reinvestment).  Any deliveries, conveyances, assignments or transfers required under this Agreement, other than the foregoing, shall be made at the time and date specified in this Agreement (and where no time is specified, on or before the start of business on the date specified) and in the manner and place specified in this Agreement (where not specified, in the manner and place as reasonably requested in writing by the party that is to receive such delivery, conveyances, assignment or transfer).

1.8           Limitations On Assumption of Liabilities.  The parties agree that Purchaser shall assume only the Assumed Liabilities.  Purchaser assumes no other liabilities of Seller or Seller's banking operations.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby makes the following representations and warranties to Purchaser:

2.1           Corporate Organization.  Seller is a Georgia-chartered commercial bank duly organized and existing under the laws of the State of Georgia and a member bank of the Federal Reserve Bank of Atlanta.  Seller possesses full corporate power and all necessary approvals to own and operate the Branches and to carry on its business as presently owned, operated, and conducted by it.  Seller’s deposit liabilities are insured by the FDIC to the fullest extent permitted under federal law.  No proceedings for the termination or revocation of such insurance are pending or to Seller's knowledge threatened.  Except as disclosed to Purchaser in Disclosure Schedule 2.1, Seller is not currently under any cease and desist order by or written agreement with any regulatory agency, nor to Seller's knowledge is any such action threatened that would preclude Seller from entering into or consummating this Agreement.

2.2           Corporate Authority and Action.  Seller has full right, power and authority to sell, convey, assign, transfer and deliver the Assets and the Assumed Liabilities to Purchaser and to otherwise fully perform Seller's obligations under this Agreement, subject however to (i) Seller’s receipt of and compliance with all required regulatory approvals and (ii) compliance by Purchaser with all of its obligations under this Agreement.  Seller has full right, power and authority to execute and deliver this Agreement and each of the documents and instruments contemplated hereby.  This Agreement, and each such other document and instrument, constitutes a valid and binding obligation of Seller enforceable against Seller in accordance with its terms except as the same may be limited by bankruptcy, insolvency, reorganization, or other laws relating to or affecting the enforcement of creditors' rights including, without limitation, the avoidance powers of the FDIC pursuant to the Federal Deposit Insurance Act and except as courts of equity may limit certain remedies such as specific performance.  This Agreement and the transactions contemplated hereby have been approved by the Board of Directors of Seller and, except as set forth herein, no other corporate or member action is required on the part of Seller relating to this Agreement and the transactions contemplated hereby.

2.3           No Default Effected.  The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby, subject to the fulfillment of the terms and compliance with the provisions hereof and all regulatory approvals, will not conflict with, or result in the breach of, or a default (or an occurrence which, with the lapse of time or action by a third party, could result in a breach or default) with respect to (i) any of the terms, conditions, or provisions of any laws applicable to Seller, or of the charter or bylaws of Seller; (ii) any agreement or other instrument to which Seller is a party or is subject, or by which Seller or any of its properties or assets are bound; or (iii) to Seller’s knowledge, any order, judgment, injunction, decree, directive, or award of any court, arbitrator, government agency, or public official by which Seller is bound.

2.4           Brokers.  Except as disclosed to Purchaser in Disclosure Schedule 2.4, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Seller without the assistance of any other person acting on behalf of Seller, in such manner as to give rise to any valid claim by any person against Seller or Purchaser for reimbursement of expenses or a finder's fee, brokerage commission, or other similar payment, and Seller shall pay all commissions, fees, costs and expenses, directly or indirectly, due any such person and indemnify Purchaser against all commissions, fees, costs, expenses, or other similar payments in connection therewith.

2.5           Litigation.  There are no actions, causes of action, claims, suits or proceedings, pending or, to Seller's knowledge, threatened, against Seller affecting the Branches, the Assets or the Assumed Liabilities whether at law, in equity or before or by a governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and to Seller's knowledge, there are no unresolved disputes under any written or oral agreement, whether express or implied, to which Seller is a party or by which it is bound that would adversely affect the Branches, the Assets, the Assumed Liabilities or the transactions contemplated hereby, and Seller has no knowledge of any state of facts or the occurrence of any event which would form the basis for any claim that would adversely affect the Branches, the Assets, the Assumed Liabilities or the transactions contemplated hereby.

2.6           Deposits.  The Deposits are insured by the FDIC to the fullest extent permitted under federal law.  The Deposits (i) are in all respects genuine and enforceable obligations of Seller and have been acquired and maintained in full material compliance with all applicable laws, including (but not limited to) the Truth in Savings Act and regulations promulgated thereunder; (ii) were acquired in the ordinary course of Seller's business; and (iii) are not subject to any claims that are superior to the rights of persons shown on the records delivered to Purchaser indicating the owners of the Deposits, other than claims against such Deposit owners, such as state and federal tax liens, garnishments, and other judgment claims, which have matured or may mature into claims against the respective Deposits.

2.7           Title to Assets.  Seller has good and marketable title to the Assets, and complete and unrestrictive power to sell, transfer and assign the Assets to Purchaser subject to the receipt of all required regulatory approvals and free and clear of any and all claims, liens, encumbrances or rights of third parties, other than the Permitted Exceptions (as defined in Schedule1.1C).  Seller has no knowledge of any physical defects in, or damage to, any of the Real Property or

Personal Property, reasonable wear and tear excepted, other than such as would be discovered upon a due diligence inspection.  However, Seller makes no other representation relating to the physical condition of the Real Property or the Personal Property.  The Personal Property and the Real Property, except as otherwise expressly stated herein, including Section 4.10 and Schedule 1.1C, shall be conveyed in “AS IS” condition without any representation as to (i) the suitability for any particular purpose, (ii) habitability, merchantability, marketability or profitability, (iii) value, nature, quality or condition, (iv) manner of quality of the construction or the materials incorporated into the improvements located on the Real Property, and (v) manner, quality, state of repair or lack of repair, of the Real Property and the improvements located thereon.

2.8           Loans.  All notes and other evidences of indebtedness in favor of Seller in connection with the Purchased Loans, including, without limitation, any and all security agreements, guarantees, mortgages and other collateral documents accompanying the same, are correct in amount, genuine as to signatures of the makers, endorsers or signatories thereof or thereto, were given for a valid consideration and represent binding claims against such makers, endorsers or signatories for the full amount shown on the books and records of Seller.  All of the Purchased Loans have been made by Seller in accordance with Board of Director-approved loan policies.  Seller holds the Purchased Loans for its own benefit and no other person has any rights in the Purchased Loans.  The secured Purchased Loans include perfected liens having the priority indicated by their terms, subject, as of the date of recordation or filing of applicable security instruments, only to such exceptions as are discussed in attorneys’ opinions regarding title or in title insurance policies in the loan files relating to Purchased Loans secured by real property or are not material as to the collectability of such loans.  All of the Purchased Loans are with full recourse to the borrowers and guarantors, if any, and Seller has not taken any action that would result in a waiver or negation of any rights or remedies available by it against any borrower or guarantor, if any, on any Purchased Loan.  All applicable remedies against all borrowers and guarantors are enforceable, except as such enforcement may be limited by general principles of equity whether applied in a court of law or a court in equity and by bankruptcy, insolvency, fraudulent conveyance, and similar laws affecting creditors’ rights and remedies generally.  Seller has fulfilled in all material respects its contractual responsibilities and duties as servicer of the Purchased Loans and has complied in all material respects with its duties as required under applicable regulatory requirements.  Seller has properly perfected or caused to be properly perfected all liens or other interests in any collateral securing any secured Purchased Loan.  The loan file for each Purchased Loan (i) substantially complies with the recordkeeping requirements of Seller’s primary bank regulator; and (ii) contains all documents, instruments and other information reasonably necessary or appropriate to (a) comply with the underwriting requirements applicable thereto and/or (b) enforce the rights of Seller under the notes, other evidences of indebtedness, security agreements, guaranties, mortgages and other collateral documents in favor of Seller in connection with such Loan.

2.9           Proceedings Relating to Branches and Real Property.  To Seller’s knowledge, no proceedings to take all or any part of the premises of the Branches or the Real Property by condemnation or right of eminent domain are pending or, to Seller's knowledge, threatened.  To Seller’s knowledge, Seller’s use of the Branches and Real Property are not, and no complaints have been received by Seller that Seller is, in a violation of applicable building, zoning, platting, subdivision, use, safety, building, energy and environmental or similar laws, ordinances, regulations and restrictions.  The Branches and Real Property are serviced by utilities reasonably necessary for effective operation as presently used for a financial institution branch office.

2.10           Contracts and Agreements.  A true and complete copy of each Contract to be assumed by Purchaser is included in Schedule 1.2B.  Each Contract is valid and enforceable according to its terms, Seller is not in material default under any Contract and there has been no event which, with notice or the lapse of time, or both, would constitute a material default under any Contract by Seller including, but not limited to, the consummation of the transactions contemplated by this Agreement.

2.11           Compliance with Laws. Insofar as it may affect the transactions contemplated by this Agreement, to Seller’s knowledge, Seller is in material compliance with all laws applicable to the operation of its business as presently conducted at the Branches, specifically including, without limitation, compliance with all regulations concerning truth-in-savings, consumer protection, occupational safety, civil rights, and labor and/or employment laws.

2.12           Governmental Reporting.  Seller has timely filed all applicable reports, returns and filing information data required to be filed with any and all federal and state banking authorities and any and all other governmental authorities and regulatory agencies.  For all completed calendar years, Seller has duly and timely sent to each owner of a Deposit all required Form 1099s.

2.13           Environmental Matters.  There is no material legal, administrative, arbitral or other proceeding, claim, action, cause of action or governmental investigation pending nor, to Seller's knowledge, is threatened which seeks to impose on Seller in connection with the Real Property any liability arising under any environmental laws.  Seller is not subject to any agreement, order, judgment, decree or memorandum by or with any court, regulatory agency or third party imposing any such liability with respect to the Real Property.  To Seller’s knowledge, there are no environmental conditions such as use of the Real Property as a landfill or for storage of above ground or under ground storage tanks, discharges or emissions or releases of hazardous materials present at, on, under, or above the Real Property, which constitute a material violation of any environmental laws.

2.14           Taxes.  Seller shall be entitled to the tax deduction (to the extent permitted by applicable law) for the accrued interest on the Deposit Liabilities prior to the Closing Date.  As of the Closing Date, the Deposit Liabilities shall not be subject to any tax liens or levies of any kind relating to obligations of Seller.

2.15           Real Property.  There are no leases, subleases, licenses or similar agreements permitting any party to lease, use or occupy space in or on the Real Property, except for the Permitted Exceptions.  There are no outstanding options to purchase or similar agreements with respect to the Real Property.

2.16           Employees.  Schedule 2.16 lists the names of all employees at the Branches (“Employees”), their full-time or part-time status (including approximate hours per week), their job description and/or title, their compensation and benefits, any written or oral agreements with them, and their hire dates.

2.17           Appointment of IRA Trustee or Custodian.  Subject to not receiving contrary instructions from the customers, Seller has sole authority to appoint a successor trustee or custodian for all IRA Accounts and Certificates (including SEP IRA, SIMPLE IRA and other retirement accounts over which Seller serves as trustee or custodian) included in the Assumed Liabilities.

2.18           Limitation on Warranties.  EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, SELLER EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO ANY ASSETS BEING TRANSFERRED OR LIABILITIES BEING ASSUMED BY PURCHASER, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby makes the following representations and warranties to Seller:

3.1           Corporate Organization. Purchaser is a state-chartered savings bank duly organized and existing under the laws of the State of Georgia and possesses full corporate power and all necessary approvals to own and operate its properties and to carry on its business as presently owned, operated and conducted by it.  Purchaser's deposit accounts are insured by the FDIC to the fullest extent permitted under federal law.  No proceedings for the termination or revocation of such insurance are pending or to Purchaser's knowledge threatened, and Purchaser is not currently under any cease and desist order by any regulatory agency nor to Purchaser's knowledge is any such action threatened which would preclude Purchaser from entering into or consummating this Agreement.

3.2           Corporate Authority and Action.  Purchaser has full right, power and authority to acquire the Assets and assume the Assumed Liabilities from Seller and to otherwise fully perform Purchaser's obligations under this Agreement, subject however, to (i) Purchaser’s receipt of and compliance with all required regulatory approvals and (ii) compliance by Seller with all of its obligations under this Agreement.  Purchaser has full right, power and authority to execute and deliver this Agreement and each of the documents and instruments contemplated hereby.  This Agreement, and each such other document and instrument, constitutes a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms except as the same may be limited by bankruptcy, insolvency, reorganization, or other laws relating to or affecting the enforcement of creditors' rights including, without limitation, the avoidance powers of the FDIC pursuant to the Federal Deposit Insurance Act and except as courts of equity may limit certain remedies such as specific performance.  This Agreement and the transactions contemplated hereby have been approved by the Board of Directors of Purchaser and, except as set forth herein, no other corporate or shareholder action is required on the part of Purchaser relating to this Agreement and the transactions contemplated hereby.

3.3           No Default Effected.  The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby, subject to the fulfillment of the terms and compliance with the provisions hereof and all regulatory approvals, will not conflict with, or result in the material breach of, or a material default (or an occurrence which, with the lapse of time or action by a third party, could result in a breach or default) with respect to (i) any of the terms, conditions or provisions of any laws applicable to Purchaser, or of the charter or bylaws of Purchaser; (ii) any agreement or other instrument to which Purchaser is a party or is subject or by which Purchaser or any of its properties or assets are bound; or (iii) any order, judgment, injunction, decree, directive, or award of any court, arbitrator, government agency or public official by which Purchaser is bound.

3.4           Brokers.  Negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Purchaser without the assistance of any other person acting as Purchaser’s broker.  Purchaser shall pay all commissions, fees, costs and expenses, directly or indirectly, due any such person acting as Purchaser’s broker and indemnify Seller against all commissions, fees, costs, expenses, or other similar payments in connection therewith.

3.5           Litigation.  There are no actions, causes of action, claims, suits, or proceedings, pending or, to Purchaser's knowledge, threatened, against Purchaser which would adversely affect the transactions contemplated by this Agreement, whether at law, in equity or before or by a governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, and to Purchaser's knowledge, there are no unresolved disputes under any written or oral agreement, whether express or implied, to which Purchaser is a party or by which it is bound that would adversely affect the transactions contemplated hereby, and Purchaser has no knowledge of any state of facts or the occurrence of any event which could form the basis for any claim which would adversely affect the transactions contemplated hereby.

3.6           Compliance with Law.  Insofar as it may affect the transactions contemplated by this Agreement, Purchaser is in material compliance with all laws applicable to the operation of its business.

ARTICLE IV
AGREEMENTS PENDING CLOSING

4.1           Regulatory Approval and Standards.  Purchaser shall file an application with the FDIC and the Georgia Department of Banking and Finance within 20 days after the date hereof, seeking requisite approval of or authority to effect the transactions contemplated hereby. Purchaser shall provide Seller with a copy of the draft application at least two business days before the anticipated filing date.  Purchaser’s obligation to file the applications is extended to within three business days of receiving Seller’s clearance to file and executed signature page for the FDIC application.  Purchaser shall furnish Seller with copies of the final applications (except for the confidential portions thereof) and any amendments, as well as each material notice, order, opinion or other item of correspondence received by Purchaser from such regulatory agency with respect to such application which do not contain confidential information. Seller shall file any required applications or notices with the Federal Reserve Bank of Atlanta and the Georgia Department of Banking and Finance respecting the sale of the Branches within 20 days of the date hereof.  Seller shall provide Purchaser with a copy of its draft filings at least two business days before the anticipated filing date.  Seller’s obligation to file the applications or notices is extended to within three business days of receiving Purchaser’s clearance to file.

4.2           Notification of Customers.  Purchaser and Seller shall take such actions required by law or regulation to notify customers, creditors or depositors of the Branches of the transfers and assumptions to be effected pursuant to this Agreement.  Purchaser and Seller shall work together to develop the contents of any such notifications and shall issue any such notifications, at Seller’s expense, after all regulatory approvals have been obtained (or as otherwise mutually agreed to by the parties or required by applicable laws and regulations) but prior to the Closing.  The following specific notifications shall be provided:

A.           Seller shall provide Purchaser with copies of all of its IRA Account and Certificate forms (including SEP IRA Accounts, SIMPLE IRA accounts and any other type of retirement account for which Seller serves as custodian or trustee) currently in place within five business days of the date of this Agreement.  Within such period prior to the Closing Date as is required by applicable law or regulation or the account forms, Seller will, at its sole cost and expense, notify the depositors who maintain IRA Accounts and Certificates at the Branches of Seller’s intent to resign as custodian or trustee for all IRA Accounts and Certificates as of Closing and to appoint Purchaser as successor custodian or trustee and the discharge and release of Seller from all liabilities as custodian or trustee from and after the effective time of its resignation.  Purchaser will accept such appointment as successor custodian or trustee, unless the customer objects in writing to such appointment or to Purchaser's master IRA agreement.  It is agreed that Seller is required to notify each such depositor only once, which notification will be by means of a letter approved by Purchaser, which approval shall not be unreasonably withheld, and accompanied by all appropriate forms and documents necessary to effect such replacement and release and to adopt Purchaser's master agreement.  The IRA Account or Certificate of any customer not accepting the appointment of Purchaser and Purchaser's master plan will not be included in the Deposit Liabilities.

B.           Purchaser shall be permitted to contact customers of the Branches who have repurchase agreements with Seller up to 30 days prior to the Closing Date to inform them of the transactions contemplated by this Agreement and to invite them to enter into a similar repurchase agreement with Purchaser on or after the Closing Date with a contemporaneous termination of the repurchase agreement with Seller.  Seller shall assist Purchaser and Seller’s repurchase agreement customers who choose to enter into a repurchase agreement with Purchaser by: (i) terminating its repurchase agreement with a customer contemporaneously with that customer entering into a repurchase agreement with Purchaser, if directed to do so by the customer; (ii) forwarding funds related to that termination to Purchaser, if directed to do so by the customer; and (ii) providing contact information for its repurchase agreement customers to Purchaser 30 days before the Closing Date.

C.           Purchaser also shall be permitted to send or publish welcome letters and other marketing and instructional materials to all customers of the Branches relating to the transactions contemplated by this Agreement.  Seller shall assist Purchaser in such endeavor by providing customer contact information and shall have the right to approve such materials in advance, which approval shall not be unreasonably withheld.

4.3           Employment of Existing Employees.

A.           Seller shall terminate the Employees to be effective as of the close of business on the business day before the Closing Date.  Purchaser agrees to extend offers of at-will employment to the Employees to be effective at the start of business on the Closing Date.  Purchaser’s employment offers shall provide the Employees with the same or similar benefits as Purchaser offers to Purchaser's other employees that are similarly situated in terms of their position and longevity including service at Seller as provided in Section 7.4.  Seller shall be responsible for payment of all salaries, benefits and accrued leave of the Employees prior to the Closing Date.  Purchaser shall have no liability or obligation to the Employees relating to their employment by Seller.  Seller shall indemnify Purchaser for any damages, losses and expenses (including reasonable attorney fees) incurred by Purchaser resulting from employment claims by the Employees against Purchaser relating to Seller's actions with respect to such employees prior to termination of employment, as required by this Section 4.3.  Purchaser shall indemnify Seller for any damages, losses and expenses (including reasonable attorney fees) incurred by Seller resulting from employment claims by the Employees against Seller relating to Purchaser's actions with respect to such Employees from and after the Closing Date.

B.           Purchaser and Seller agree that Seller shall not deliver any notice to the Employees pursuant to the Worker Adjustment and Retaining Act, as amended (the “WARN Act”).  Purchaser further agrees that it shall be responsible for providing a timely notification if required by the WARN Act for any employee terminations or layoffs following the Closing Date.  Purchaser shall indemnify, hold harmless and defend Seller from and against any and all claims, lawsuits, costs (including reasonable attorney’s fees) and liabilities suffered by Seller as a result of any failure to give any notice to the Employees pursuant to the WARN Act.

4.4           Operations.

A.           No later than 30 days prior to the Closing Date, Seller shall supply such information as is reasonably necessary for Purchaser to conduct the data conversion needed for the Assets and Assumed Liabilities from Seller's data processing system to Purchaser's data processing system.  In addition, Seller shall supply the services of certain of Seller's personnel for a reasonable period of time not to exceed 80 hours during Seller’s normal business hours to assist Purchaser in such conversion.

B.           Purchaser shall use its best efforts at its expense to convert operations to its own data processing system on the Closing Date.  Purchaser shall be solely responsible for the cost of such conversion.  If Purchaser will be unable to effect the data processing conversion on the Closing Date, Purchaser shall notify Seller at least 30 days before the Closing Date, and the parties shall enter into a agreement providing for Seller conducting the data processing services for a price agreed to by the parties.

C.           All of Seller's Branch ATM/Debit/POS Cards and on-line account relationships with customers of the Branches shall be terminated as of 12:01 a.m. on the Closing Date.

4.5           Real Property.  The parties shall comply with the covenants and conditions respecting the sale of the Real Property included in Section 7.3 and Schedule 1.1C.

4.6           Sales and Transfer Taxes.  Except for such taxes and assessments relating to the transfer of the Real Property, Purchaser and Seller agree that no sales or transfer tax is due on this transaction because it is not in the ordinary course of business of either Purchaser or Seller; however, in the event that a sales or transfer tax is imposed by a governmental authority having jurisdiction to impose such a tax, Seller shall be responsible for the full and timely payment of same and shall indemnify and hold harmless Purchaser for the amount of any such taxes due, and from any expenses, fines, penalties, fees, costs, or other damages resulting from the imposition of such tax or for any failure to make timely payment thereof.  Seller shall indemnify Purchaser and hold Purchaser harmless for the amount of any taxes attributable to Seller’s operations prior to the Closing Date, and from any expenses, fines, penalties, fees, costs or other damages resulting from the imposition of such tax or for any failure to make timely payment thereof provided that Purchaser promptly notifies Seller of same. Purchaser shall indemnify Seller and hold Seller harmless for the amount of any taxes attributable to Purchaser’s operations from and after the Closing Date and from any expenses, fines, penalties, costs or other damages resulting from the imposition of such tax provided that Seller promptly notifies Purchaser of same.

4.7           Bulk Sales Act Indemnity.  Seller shall promptly pay when due all its creditors in order to avoid any claim by any such creditor against Purchaser or any of the Assets by virtue of the transactions contemplated by this Agreement or any bulk transfer provisions under applicable law.  Seller hereby agrees to indemnify and hold Purchaser harmless from any liability, loss or damage arising from failure of any applicable bulk transfer law to be satisfied or from Seller's failure to perform this covenant.

4.8           Negative Operating Covenants.  Except as may be required by regulatory authorities, Seller shall not, without the prior written consent of Purchaser: (i) transfer to Seller's other banking facility any of the deposit liabilities maintained at the Branches, except upon the unsolicited request of a depositor in the ordinary course of business; (ii) transfer to the Branches any of the deposits domiciled at its other banking facilities except upon the unsolicited request of a depositor in the ordinary course of business; (iii) transfer, assign, encumber or otherwise dispose of or enter into any contract, agreement or understanding to transfer, assign, encumber or otherwise dispose of any of the Assets; (iv) enter into any contract, commitment, or other transaction relating to the Branches, except for deposit-taking and lending activities in the ordinary course of business consistent with past practices; (v) offer interest rates on any deposit liabilities at the Branches in excess of those interest rates paid on similar deposits at Seller's other banking facilities; or (f) alter its current advertising or marketing programs at the Branches in any material respect, other than as part of a general advertising or marketing campaign implemented by Seller company-wide.

4.9           Affirmative Operating Covenants.  Seller shall use commercially reasonable efforts to (i) cause the Deposits to be equal to or greater than the Deposit Balance, (ii) preserve the goodwill of customers and others doing business with the Branches and (iii) cause the Employees to continue their employment with Purchaser on and after the Closing Date.

4.10           Damage or Destruction of Personal or Real Property.  If prior to Closing there is any damage to or destruction or theft of the Personal Property or Real Property, or either Purchaser or Seller receives or obtains written notice of any proceeding that affects the Personal Property or Real Property, then Purchaser shall be entitled to receive and will be assigned (i) all insurance proceeds payable with respect to the damage, destruction or theft of the Personal Property or Real Property with Seller paying over to Purchaser any deductible under the applicable insurance policies up to the Book Value of such insurance policy proceeds with any excess retained by Seller; and (ii) any award or payment received in connection with any proceeding concerning the Personal Property or Real Property, including any condemnation or eminent domain proceedings up to the Book Value of such insurance policy proceeds with any excess retained by Seller.

4.11           Assistance in Obtaining Regulatory Approvals.  Purchaser and Seller shall exercise their best efforts to obtain any required regulatory approvals.  Seller agrees to use all reasonable efforts to assist Purchaser in obtaining all regulatory approvals necessary to complete the transactions contemplated hereby.  Seller will provide to Purchaser and to the appropriate regulatory authorities all information reasonably required of Seller to be submitted by Purchaser in connection with such approvals.  Purchaser will provide to Seller and to the appropriate regulatory authorities all information reasonably required of Purchaser to be submitted by Seller in connection with such approvals.

4.12           Other Relationships.  Except for the deposit relationships being transferred by Seller to Purchaser, as of the Closing Date neither Seller nor any of its affiliates will have any other business relationship with any holders of Deposits or borrowers of Purchased Loans, except for outstanding deposit or loan relationships at other banking offices of Seller.

4.13           No Breach.  Neither Seller nor Purchaser shall take or fail to take any action, that taking or failure would cause or constitute a breach or would, if it had been taken or failed to be taken prior to the date hereof, have caused or constituted a breach, of any of the applicable representations and warranties set forth in the Agreement or the covenants of each of Seller and Purchaser set forth in this Agreement.  Seller and Purchaser will each, in the event of, or promptly after becoming aware of the occurrence of, or the impending or threatened occurrence of, any event that would cause or constitute a breach or would, if it had occurred prior to the date hereof, have caused or constituted a breach of any of the applicable representations and warranties set forth in the Agreement or the covenants of Seller or Purchaser set forth in this Agreement, or which may result in the non-satisfaction of any condition set forth in Section 8.1 or 8.2 hereof, promptly give detailed notice thereof to the other party.  Seller or Purchaser, as the case may be, will use its respective commercially reasonable efforts to prevent or promptly to remedy such breach or failure, to perform such covenant or to satisfy such condition.

ARTICLE V
DOCUMENTS TO BE DELIVERED TO SELLER

At or prior to the Closing, Purchaser shall deliver the following documents to Seller:

5.1           Certified copies of resolutions of the Board of Directors of Purchaser approving and authorizing the execution, delivery and performance of this Agreement and any other documents required to be executed and delivered by Purchaser hereunder;

5.2           Evidence of requisite regulatory approval for Purchaser to consummate the transactions contemplated hereby;

5.3           An Instrument of Transfer, Assignment and Assumption, in the form in Exhibit 3, whereby Purchaser assumes and agrees to pay or perform the Assumed Liabilities; and

5.4           All documents and other instruments as may be required to be delivered by Purchaser pursuant to the terms of the sale of the Real Property in Schedule 1.1C.

ARTICLE VI
DOCUMENTS TO BE DELIVERED TO PURCHASER

At or prior to the Closing, Seller shall deliver the following documents to Purchaser:

6.1           A statement setting forth the aggregate amount of Account Liabilities and Accrued Account Interest thereon to be transferred to and assumed by Purchaser, as of the opening of business five business days prior to the Closing Date;

6.2           A statement setting forth the aggregate amount of Certificate Liabilities and Accrued Certificate Interest thereon to be transferred to and assumed by Purchaser, as of the opening of business five business days prior to the Closing Date;

6.3           A listing of the Purchased Loans, as of the opening of business five business days prior to the Closing Date, setting forth the aggregate unpaid principal amount of such Purchased Loans and Accrued Loan Interest thereon and listing, for each Purchased Loan, the name and address of the borrower, the unpaid principal amount thereof, interest rate thereon and the amount of accrued but unpaid interest owing in regard thereto, the amount of escrows held by Seller with respect thereto, if any, and such other information as may be necessary for Purchaser to establish accounts therefore;

6.4           A statement of the Cash on Hand as of the close of business on the business day prior to the Closing Date and of the estimated proration amounts determined in accordance with Section 1.6 hereof;

6.5           All records, files and documents of the Branches relating to the Deposit Liabilities and Purchased Loans to be assumed or purchased by Purchaser, including, but not limited to, signature cards, applications, certificates, notes, security agreements, pledge agreements, and properly executed assignments and endorsements with respect thereto, and actual physical possession of the Branches;

6.6           All material consents reasonably necessary to authorize the transfer and assignment to Purchaser of, or the substitution of Purchaser for, Seller under all material Contracts (without any material alterations required by any third party and preserving for Purchaser all material rights and privileges thereunder);

6.7           Certified copies of resolutions of the Board of Directors of Seller approving and authorizing the execution, delivery and performance of this Agreement and any other documents required to be executed and delivered to Seller hereunder;

6.8           A provisional closing statement in the form in Exhibit 1 for execution by the parties;

6.9           A listing of the Deposits as of the close of business five business days prior to the Closing Date (the “Deposit Listing”) on hard copy or utilizing such other method of information transfer as the parties shall have agreed, which Deposit Listing shall include, for each Deposit, the name and address of the owner thereof, the account number, the principal balance, the accrued interest, the maturity date, if any, the interest rate, the tax identification number, and such other information as may be necessary for Purchaser to establish accounts therefore;

6.10           An Instrument of Transfer, Assignment and Assumption in the form in Exhibit 3, and such other instruments of transfer reasonably requested by Purchaser as necessary to transfer good and marketable title to the Assets (other than the Real Property) free and clear of all claims, encumbrances and rights of third parties;

6.11           All documents and other instruments as may be required to be delivered by Seller pursuant to the terms of the sale of Real Property in Schedule 1.1C; and

6.12           Two executed instruments of transfer with respect to the transfer of the trusteeship or custodianship of IRA Accounts and Certificates included in the Deposit Liabilities in the form of Exhibit 4.

ARTICLE VII
POST-CLOSING MATTERS

7.1           Information In Usable Form.  Promptly following the Closing, Purchaser and Seller will use reasonable efforts to cause all information concerning the Purchased Loans and the Deposits to be transferred into a form usable by Purchaser.

7.2           Covenants Not to Compete.

A.           From the Closing Date and for a period of three years thereafter (the “Restrictive Period”), Seller (and its affiliates, successors and assigns) shall not open any branch office, deposit-taking facility (including ATM), loan office or, except as otherwise provided in this Section 7.2, solicit any business in Appling, Bulloch, Cook and Jeff Davis Counties, Georgia (the “Restricted Area”).  Seller agrees that said time and geographic restrictions are reasonable and necessary to protect Purchaser's legitimate business concerns, that said covenants do not violate public policy, and do not place any unreasonable restraints upon Seller’s other ongoing business operations.  During the Restrictive Period, Seller (and its affiliates, successors, and assigns) shall not directly or indirectly (i) solicit any business from any of the holders of Deposits or any of the borrowers or guarantors of the Purchased Loans; (ii) undertake any targeted marketing or advertising in the Restricted Area (the use of mass media shall not constitute a breach of this provision); or (iii) encourage any Employee or employee of Purchaser to cease employment with Purchaser or change such person's employment.

B.           During the Restrictive Period, Purchaser (and its affiliates, successors, and assigns) shall not directly or indirectly encourage any Employee or employee of Seller to cease employment with Seller or change such person's employment.

C.           Seller’s communications in the ordinary course of business with or solicitation of business from: (i) holders of certificates of deposits or borrowers on loans maintained at the Branches or assigned to the Branches in the ordinary course pursuant to Seller’s accounting system prior to the Closing Date that are not assumed by Purchaser as of the Closing Date; (ii) borrowers on Returned Loans (as defined below); or (iii) customers of the Branches who may have other business relationships with Seller through offices outside of the Restricted Area as of the date of this Agreement shall not constitute a breach of Section 7.2.A.

7.3           Conveyancing Charges; Recording Charges, Sales and Transfer Taxes, Etc.  All taxes, conveyance charges, recording charges and similar costs and expenses relating to the transfer of the Real Estate to Purchaser shall be borne and paid equally by Purchaser and Seller.  All title examination charges and the cost of obtaining title insurance commitments with customary printed exceptions and exclusions relating to the transfer of the Real Estate to Purchaser shall be borne and paid by Purchaser.  All real estate taxes and assessments, excluding special assessments, if applicable, shall be apportioned or adjusted between Seller and Purchaser.  All special assessments due to be paid prior to the Closing Date shall be paid in full by Seller.  All charges relating to the recordation of the assignment of the Purchased Loans by Purchaser shall be borne and paid by Purchaser.  If any sales, transfer or similar tax is imposed by a governmental authority relating to the transfer of any of the Assets or any of the Assumed Liabilities, Seller shall be responsible for the full and timely payment of same and shall hold Purchaser harmless from the amount of any such taxes due, and from any expenses, fines, penalties, fees, costs, or other damages resulting from the imposition of such tax or for any failure to make timely payment thereof.

7.4           Employees.  Each Employee shall receive credit for his or her past service with Seller for purposes of eligibility, vesting and accrual of benefits under all of the employee benefit plans of Purchaser that are uniformly provided on a nondiscriminatory basis to similar employees of Purchaser, except (i) there shall be no accrual of benefit under any defined benefit plan of Purchaser; and (ii) there shall be no credit during calendar year 2010 for vacation time or sick days prior to the date of employment by Purchaser.  Seller shall cause Employees to be covered under Seller’s health and welfare plans until the first day of the month following the day of Closing on the same basis as they were covered prior to the Closing Date.  Purchaser shall withhold from each Employee his or her portion of the cost for such plans during this period and, on the first day of the month following the Closing, shall remit to Seller the entire amount of such employee’s withheld portion of such costs, along with the entire amount applicable to the employer’s portion of such costs for all Employees.  Other than as set forth in the preceding sentence, Employees will not be subject to any waiting period under the health and welfare plans of Purchaser and Purchaser shall use its reasonable best efforts to cause its health insurance carrier to cover any pre-existing condition of an Employee that was covered under Seller’s health insurance plan.

7.5           Transactions After Closing Date.  Seller and Purchaser hereby agree that, except as provided below or otherwise agreed in writing by the parties, for a period of 90 days after the Closing Date:

A.           Subject to Section 7.5I, Seller shall transfer, convey, and assign to Purchaser on the date of its receipt all deposits received by Seller after the Closing Date for credit to any of the accounts for the Deposits, and all payments received by Seller after the Closing Date for application to or on account of any of the Assets.

B.           Seller shall notify Purchaser on the date of its receipt of the return to it of any items deposited in, or cashed at, the Branches prior to the Closing Date and shall expeditiously forward any such items to Purchaser.  If Purchaser cannot recover on such returned items after making a good faith effort to do so, Seller shall reimburse Purchaser for such return items upon assignment of such items by Purchaser to Seller.  Purchaser’s good faith effort shall not include institution of any legal action with respect to such recovery.

C.           To the extent permitted by law and the applicable contracts for the Deposits, Purchaser agrees that it will honor all properly payable checks, drafts, withdrawal orders and similar items drawn on Seller’s forms against the Deposits, which are presented to Purchaser by mail, over its counters, or through clearing houses.

D.           Provided that such items have been timely delivered to Purchaser by Seller, Purchaser shall pay the items referred to in Section 7.5C to the extent of the balance of funds in the accounts.  Seller shall deliver such checks and drafts to Purchaser at Purchaser’s address set forth in Section 9.9, no later than 4:00 p.m. Eastern Time one business day following the day they were received by Seller. Purchaser shall promptly reimburse Seller on a daily basis for the amount of all such checks and drafts paid by Seller.  The parties shall share equally the cost of delivery of any items under this Section 7.5D.

E.           As of the Closing Date, Purchaser will notify all Automated Clearing House (“ACH”) originators of the transfers and assumptions made pursuant to the Agreement; provided, however, that Seller may, at its option, notify all such originators itself (on behalf of Purchaser).  For a period of 90 days beginning on the Closing Date, Seller will honor all ACH items related to accounts for Deposits assumed under this Agreement, which are routed or presented to Seller.  Seller will make no charge to Purchaser for honoring such items, and will transmit such ACH data to Purchaser on a daily basis.  If Purchaser cannot receive an electronic transmission, Seller will make available daily to Purchaser at Seller’s operations center receiving items from the ACH tapes containing such ACH data.  Seller and Purchaser shall make arrangements to provide for the daily settlement with immediately available funds by Purchaser of any ACH items honored by Seller, and Seller shall be held harmless and indemnified by Purchaser for acting in accordance with this arrangement to accept ACH items other than ACH items initiated by Seller.  Seller shall settle any and all ATM transactions effected on or before the Closing Date, but processed after the Closing Date, as soon as practicable.  Purchaser and Seller agree to remit the total net balance of such transactions to Seller or Purchaser, as the case may be, on the same date the transactions are settled.  In instances in which an owner of a Deposit made an assertion of error regarding an account pursuant to the Electronic Funds Transfer Act and Federal Reserve Board Regulation E, and Seller, prior to the Closing Date, recredited the disputed amount to the relevant account during the conduct of the error investigation, Purchaser agrees to comply with a written request from Seller to debit such account in a stated amount and remit such amount to Seller, to the extent of the balance of funds available in the accounts.

F.           Seller shall provide Purchaser with a listing of each stop payment order in effect as to a Deposit or Purchased Loan on the Closing Date.  Purchaser shall honor all stop payment orders relating to the Deposits or the Purchased Loans initiated prior to the Closing and reflected in the magnetic tape made available by Seller to Purchaser on the Closing Date.  In the event that Purchaser shall make any payment in violation of a stop payment order initiated prior to the Closing but not reflected in stop payment documents and the magnetic tape made available by Seller to Purchaser prior to such payment, then Seller shall indemnify, hold harmless and defend Purchaser from and against all claims, losses and liabilities, including reasonable attorneys’ fees and expenses, arising out of any such payment.  In the event that Purchaser shall make any payment in violation of a stop payment order initiated prior to the Closing that is reflected in stop payment documents and the magnetic tape made available by Seller to Purchaser prior to such payment, then Purchaser shall indemnify, hold harmless and defend Seller from and against all claims, losses and liabilities, including reasonable attorneys’ fees and expenses, arising out of any such payment.

G.           After the Closing Date, Purchaser shall process any and all “charge-back items” received subsequent to the Closing Date but arising prior thereto against any amount for Deposits, as covered under applicable charge-back regulations.  “Charge-back items” shall include, but not be limited to, disputed items, purchases over limit, fraudulent use of a debit card, late presentations of sales slips, unpresented credit on sales returns and other adjustments as specified under the rules and regulations of MasterCard or Visa.  If Purchaser cannot recover on any such charge-back items after making a good faith effort to do so, Seller shall reimburse Purchaser for such items upon assignment of such items by Purchaser to Seller. Purchaser’s good faith effort to recover on any such items shall not require that Purchaser take any legal action against any person.

H.           Seller agrees that, following the date of this Agreement, Seller will not, without the consent of Purchaser, alter or change any business practice at the Branch related to overdrawn deposit accounts, except in connection with a change applicable to Seller generally and which is no more permissive than the current policy.

I.           Purchaser and Seller agree that all amounts required to be remitted by either such party to the other party hereto pursuant to this Section 7.5 shall be settled on a daily basis.  Any amounts to be paid by Seller to Purchaser shall be netted daily against any amounts to be paid by Purchaser to Seller, such that only one amount, representing the net amount due, shall be transferred on a daily basis by the party with the higher amount of remittances for such day in immediately available funds.  Purchaser shall provide Seller with a daily net settlement figure for all such transactions from the immediately preceding business day by 12:00 noon Eastern Time on each business day and the party obligated to remit any funds thereunder shall do so in immediately available funds by wire transfer by 2:00 p.m. Eastern Time on such day or by any other method of payment agreed upon by the parties; any such settlement shall be provisional pending receipt or review by the parties of the physical items relating to such settlement.

J.           If any uncollected item credited to a Deposit at the time of the transfer of such Deposit to Purchaser is subsequently returned resulting in an overdraft to the Deposit account, Seller shall pay to Purchaser, not later than two business days after demand, the amount of such uncollected item; provided, however, that Purchaser shall, upon Seller's making payment for such uncollected item, deliver such uncollected item to Seller and shall assign to Seller any and all rights which Purchaser may have or obtain in connection with such returned item.

K.           If the balance due on any Purchased Loan transferred and assigned to Purchaser pursuant to the terms of the Agreement has been reduced as a result of the receipt of an item or items prior to the Closing Date, which are returned after the Closing Date as uncollected, the asset value represented by the Purchased Loan transferred shall be correspondingly increased, and an amount in cash equal to such increase shall be paid by Purchaser to Seller within two business days after receipt of such returned item.

L.           If Seller receives payments, notices or correspondence with respect to any Purchased Loan after the Closing Date, Seller shall remit such payments, notices or correspondence to Purchaser in the same form received by Seller.

M.           For a period of 30 days after the Closing Date, upon demand of Purchaser, Seller shall pay promptly to Purchaser the overdraft amount (negative balance) of any of the Deposits.

N.           For a period from the Closing Date until the next calendar quarter-end, Seller agrees that, for any credit-related concern or reason, Purchaser may return to Seller for repurchase within three business days of Purchaser’s submission any of the Purchased Loans (such returned Purchased Loans to be collectively referred to herein as “Returned Loans”).  The Returned Loans shall be repurchased at a price equal to 99.0% of the amount of the unpaid principal of the Returned Loan and Accrued Loan Interest on it at Closing, as adjusted for interim payments on the Returned Loans since the Closing Date; provided, however, that (i) the aggregate principal amount of the Returned Loans shall not exceed 10% of the aggregate principal amount of the Purchased Loans on the Closing Date; and (ii) Purchaser shall deliver any such Returned Loans and their documentation to Seller and assign to Seller any and all rights which Purchaser may have or obtain in connection therewith.

O.           Purchaser shall file Form 1099s for the Deposits covering the year in which the Closing occurs only from the Closing Date to the end of that year.  Seller shall file Form 1099s for the Deposits from the first of the year in which the Closing occurs through the close of business the day before the Closing Date.

7.6           Maintenance of Records.  For a period of five years after the Closing, (i) Purchaser will preserve and safe keep the Records transferred to Purchaser that relate to the Assets and Assumed Liabilities as required by reasonable business practices for the joint benefit of Seller and Purchaser; and (ii) Seller shall preserve and safe keep all tax records which are not transferred to Purchaser as required by reasonable business practices for the joint benefit of Seller and Purchaser.  Each of Seller and Purchaser shall cooperate from and after the Closing Date to provide to the other upon request such information and records in the possession of the non-requesting party which is reasonably necessary for the operation of business by the requesting party or the requesting party is required to produce to a third party in connection with legal, administrative or governmental proceedings.  The requesting party agrees to give the non-requesting party prompt notice of all requests for disclosure of such information or records that arise during legal, administrative or governmental proceedings involving the requesting party, so that the non-requesting party may seek a protective order with respect to the threatened disclosure.  If the requesting party is required to disclose such information or records, the requesting party agrees to give written notice to the non-requesting party as soon as possible of the information and records required to be disclosed and, at the non-requesting party’s request and expense, to use reasonable efforts to obtain assurances that such information and records required to be disclosed will be maintained on a confidential basis and will not be disclosed to a greater degree than required by law.  In addition to the foregoing, Seller will permit Purchaser and its tax or accounting representatives access to Seller’s journals and general ledgers relating to the Branch for financial and tax purposes during such five-year period.

7.7           Further Assurances.  On and after the Closing Date, Seller shall (i) give such further reasonable assurances to Purchaser and shall execute, acknowledge and deliver all such bills of sale, deeds, acknowledgments and other instruments, and take such further action as may be necessary and appropriate to effectively vest in Purchaser the full legal and equitable title to the Assets and to the security interests, if any, relating to the Assets; and (ii) use reasonable efforts to assist Purchaser in the orderly transition of the Branch operations being acquired by Purchaser.  In order to comply with its obligations set forth in subsection (i) above, Seller will grant to specified employees of Purchaser, if necessary, a power of attorney (the “Power of Attorney”) for the limited purpose of signing and filing all such bills of sale, acknowledgments, assignments and other instruments in the form of Exhibit 5.

7.8           Signage.  All interior and exterior signs identifying Seller will be covered or removed by Purchaser, at Purchaser’s expense, by the opening of business on the first business day after the Closing Date and all signs will be removed within 10 calendar days following the Closing Date.  From and after the Closing Date, Purchaser will at its expense as soon as reasonably practicable change the name on all documents and facilities relating to the Branch to Purchaser's name.

7.9           Indemnification by Purchaser.  For a period of two years after the Closing Date, Purchaser shall indemnify and hold Seller harmless from and against any and all damages, liabilities and losses which may be sustained by Seller by reason of Purchaser's breach of any representation, warranty or covenant to Seller under this Agreement.  Purchaser shall indemnify and hold Seller harmless from and against any and all damages, liabilities and losses which may be sustained by Seller by reason of Purchaser's actions on and after the Closing Date with respect to the Assets or Assumed Liabilities transferred hereunder.  Purchaser's covenants shall not be deemed to be violated by discharge of Assumed Liabilities in accordance with normal trade practices or by forbearing to discharge any such obligation which Purchaser is disputing in good faith and for which Purchaser has provided adequate reserves, provided Purchaser indemnifies and holds Seller harmless in connection with the same as set forth above.

7.10           Indemnification by Seller.  For a period of two years after the Closing Date, Seller shall indemnify and hold Purchaser harmless from and against any and all damages, liabilities and losses which may be sustained by Purchaser by reason of Seller's breach of any representation, warranty or covenant to Purchaser under this Agreement.  Seller shall indemnify and hold Purchaser harmless from and against any and all damages, liabilities and losses which may be sustained by Purchaser with respect to the Branches, the Assets or the Assumed Liabilities arising from acts, omissions or events occurring prior to the Closing Date, but not including any state of facts existing, or act or omission of Seller, with respect to: (a) the title to the Real Property and any claims, liens or encumbrances thereon (it being understood and agreed that Purchaser will rely upon title insurance for these purposes); or (b) the condition of the Real

Property, which the parties acknowledge is being sold “AS IS,” except as provided in Section 4.10 and Schedule 1.1C.

7.11           Defense of Actions - Purchaser Indemnifications.  Seller shall notify Purchaser promptly of any lawsuit or claim against Seller which it has reasonable cause to believe would entitle it to indemnification hereunder.  Purchaser shall be entitled to assume at its expense the defense of, and to determine the terms of settlement of, any such suit or claim, except that no term awarding relief other than money damages against Seller may be agreed to without the consent of Seller, and no award of money damages against Seller shall be agreed to without satisfactory prior arrangements between Purchaser and Seller to assure Seller that Purchaser will have sufficient funds available to respond to the award.  If Purchaser promptly so elects to assume, and promptly so notifies Seller, and does assume, the defense of any such suit or claim, it shall not be liable for any legal expense or other expenses incurred by Seller with respect to such suit or claim and Seller shall be solely responsible for those expenses (whether incurred by Seller before or after Purchaser assumes the defense of any such suit or claim).  If Purchaser does not assume the defense of any such suit or claim, it shall thereafter be barred from disputing the nature and amount of the monetary damages ultimately incurred or determined to have been incurred by Seller in settling or litigating the suit or claim.

7.12           Defense of Actions - Seller Indemnifications.  Purchaser shall notify Seller promptly of any lawsuit or claim against Purchaser which it has reasonable cause to believe would entitle it to indemnification hereunder.  Seller shall be entitled to assume at its expense the defense of and to determine the terms of settlement of, any such suit or claim, except that no term awarding relief other than money damages against Purchaser may be agreed to without the consent of Purchaser, and no award of money damages against Purchaser shall be agreed to without satisfactory prior arrangements between Seller and Purchaser to assure Purchaser that Seller will have sufficient funds available to respond to the award.  If Seller promptly so elects to assume, and promptly so notifies Purchaser, and does assume, the defense of any such suit or claim, it shall not be liable for any legal expense or other expenses incurred by Purchaser with respect to such suit or claim and Purchaser shall be solely responsible for those expenses (whether incurred by Purchaser before or after Seller assumes the defense of any such suit or claim).  If Seller does not assume the defense of any such suit or claim, it shall thereafter be barred from disputing the nature and amount of the monetary damages ultimately incurred or determined to have been incurred by the Purchaser in settling or litigating the suit or claim.

ARTICLE VIII
CLOSING CONDITIONS

8.1           Conditions Precedent to Seller's Obligation to Close.  The obligation of Seller to close the transactions contemplated by this Agreement is subject to the satisfaction (unless waived in advance in writing by Seller) of each of the following conditions at or prior to Closing:

A.           The representations and warranties of Purchaser shall be true and correct in all material respects as of the date hereof and as of the time of Closing as if made anew at such time provided, however, to the extent that any representation or warranty of Purchaser contains a materiality qualification, the representation or warranty as qualified shall remain as stated and such qualification shall not be deemed to be lessened or otherwise modified by the use of “material respects” in this Section 8.1A;

B.           Purchaser shall have performed in all material respects all of its covenants and agreements contained in this Agreement that require performance at or prior to Closing; provided, however, to the extent that any covenant or agreement of Purchaser contains a materiality qualification, the covenant or agreement as qualified shall remain as stated and such qualification shall not be deemed to be lessened or otherwise modified by the use of “material respects” in this Section 8.1B;

C.           No adverse action or proceeding shall have been instituted pertaining to the transactions contemplated by this Agreement;

D.           All required regulatory approvals and notices, regardless of whether Seller or Purchaser was required to apply for the same, shall have been received without the imposition of any burdensome condition upon Seller and all applicable waiting periods shall have expired and all pre-closing conditions to be performed by Purchaser in such approvals have been met;

E.           Purchaser shall have executed and delivered any documents required by this Agreement or reasonably requested by Seller;

F.           Purchaser shall have acknowledged receipt of the Transfer Payment made under Section 1.4;

G.           The chief executive or financial officer of Purchaser and Seller shall have executed the provisional closing statement in the form of Exhibit 1 and the instrument of transfer, assignment and assumption in the form of Exhibit 3; and

H.           Purchaser shall have delivered to Seller a certificate of its chief executive officer certifying that the conditions in (A), (B), (C) and (D) have been satisfied.

8.2           Conditions Precedent to Purchaser's Obligation to Close.  The obligation of Purchaser to close the transactions contemplated by this Agreement is subject to the satisfaction (unless waived in advance in writing by Purchaser) of each of the following conditions at or prior to Closing:

A.           The representations and warranties of Seller shall be true and correct in all material respects as of the date hereof and as of the time of Closing as if made anew at such time; provided, however, to the extent that any representation or warranty of Seller contains a materiality qualification, the representation or warranty as qualified shall remain as stated and such qualification shall not be deemed to be lessened or otherwise modified by the use of “material respects” in this Section 8.2A;

B.           Seller shall have performed in all material respects all of its covenants and agreements contained this Agreement that require performance at or prior to Closing;

provided, however, to the extent that any covenant or agreement of Seller contains a materiality qualification, the covenant or agreement as qualified shall remain as stated and such qualification shall not be deemed to be lessened or otherwise modified by the use of “material respects” in this Section 8.2B;

C.           No adverse action or proceeding shall have been instituted pertaining to the transactions contemplated by this Agreement;

D.           All required regulatory approvals and notices, regardless of whether Seller or Purchaser was required to apply for the same, shall have been received without the imposition of any burdensome condition upon Purchaser and all applicable waiting periods shall have expired and all pre-closing conditions to be performed by Seller in such approvals have been met.

E.           Seller shall have executed and delivered any documents required by this Agreement or reasonably requested by Purchaser;

F.           Seller shall have delivered to Purchaser a deed conveying title to the Real Property in accordance with Schedule 1.1C;

G.           Purchaser shall have executed two instruments of transfer delivered by Seller under Section 6.12 and delivered one of the executed instruments to Seller;

H.           The chief executive or financial officer of Purchaser and Seller shall have executed the provisional closing statement in the form of Exhibit 1 and the instrument of transfer, assignment and assumption in the form of Exhibit 3; and

I.           Seller shall have delivered to Purchaser a certificate of its chief executive officer certifying that the conditions in (A), (B), (C) and (D) have been met.

ARTICLE IX
MISCELLANEOUS

9.1           Expenses.  Except as provided in Schedule 1.1C and Section 7.3, Seller and Purchaser each shall pay all of their own out-of-pocket expenses in connection with this Agreement, including accounting and legal fees and taxes, if any, whether or not the transactions contemplated by this Agreement are consummated.  Purchaser shall be responsible for payment of all costs associated with the filing and recording of bills of sale and other instruments necessary or desirable to be filed by Purchaser after the Closing.

9.2           Termination; Extension of Closing Date.  This Agreement may be terminated:

A.           By the non-defaulting party, if the other party hereto shall fail to perform or comply in a timely manner with its obligations under this Agreement, and such failure remains uncured on the tenth business day following receipt of written notice of termination from the non-defaulting party.

B.           By mutual written consent of the parties hereto.

C.           By Seller or Purchaser, if the Closing has not occurred as of August 31, 2010, unless the parties agree in writing to further extend the Closing; provided a defaulting party may not exercise a right of termination or extension under this paragraph if its material breach remains uncured.

9.3           Modification and Waiver.  No modifications of any provision of the Agreement shall be binding unless in writing and executed by the party sought to be bound thereby.  Performance of or compliance with any covenant given herein or satisfaction of any condition to the obligations of either party hereunder may be waived by the party to whom such covenant is given or by whom such condition is intended to benefit, except to the extent any such condition is required by law, so long as any such waiver is in writing.

9.4           Binding Effect, Assignment.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, provided, however, that neither this Agreement nor any rights, privileges, duties or obligations of the parties hereto, and provided further that in the case of any such assignment the assigning party shall also remain responsible as a party hereto.

9.5           Entire Agreement; Governing Law.  This Agreement, together with the Schedules and Exhibits attached hereto and made a part hereof, contains the entire agreement between the parties hereto with respect to the transactions covered and contemplated hereunder, and supersedes all prior agreements or understandings between the parties hereto relating to the subject matter thereof.  This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia and the federal banking laws of the United States, as appropriate.

9.6           Headings.  The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

9.7           Severability.  In the event that any provision of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, illegality and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired thereby, and this Agreement shall otherwise remain in full force and effect.

9.8           Counterparts.  This Agreement may be executed in original or facsimile signatures in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto.

9.9           Notices.  All notices, consents, requests, instruction, approvals, waivers, stipulations and other communications provided herein to be given by one party hereto to the other party shall be deemed validly given, made or served, if in writing and delivered personally or sent by certified mail, return receipt requested, if to:

Seller addressed to:	The Park Avenue Bank
3250 North Valdosta Road
Valdosta, Georgia 31602
Attention: Donald J. Torbert, Jr
President and Chief Executive Officer

Notice by certified mail shall be deemed to be received three business days after mailing of the same. Either party may change the persons or addresses to whom or to which notices may be sent by written notice to the other.

9.10           Survival.  All of the representations, warranties, covenants and agreements of the parties contained in this Agreement, except as otherwise stated, shall survive the Closing.

9.11           Remedies.  In the event the transactions contemplated by this Agreement are not consummated due to the willful breach by a party hereto, then the non-breaching party shall be entitled to all remedies and relief, at law or in equity, including injunctive relief, against the breaching party with all remedies being deemed cumulative and no remedy being deemed exclusive.  Neither party shall be liable to the other party for such other party’s consequential or special damages, including without limitation, lost profits.

The parties hereto have caused this Agreement to be executed, by their duly authorized representatives, as of the day and year first above written.

PURCHASER:	SELLER:

HERITAGEBANK OF THE SOUTH	THE PARK AVENUE BANK

By: /s/ O. Leonard Dorminey	By: /s/ Donald J. Torbert, Jr.

Name: O. Leonard Dorminey	Name: Donald J. Torbert, Jr.
Title: Chief Executive Officer	Title: President and Chief Executive Officer